EXHIBIT 10.6

CREDIT FACILITY AGREEMENT

THIS CREDIT FACILITY AGREEMENT is made as of the 12th day of February, 2010, by and between PREMIER PACKAGING CORPORATION, a corporation formed under the laws of the State of New York with offices at 6 Framark Drive, Victor, New York 14564 and RBS CITIZENS, N.A., a national banking association, with offices at 833 Broadway Albany NY 12207

The parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

The following terms shall have the following meanings unless otherwise expressly stated herein:

“Acquisition Term Loan” shall have the meaning set forth in Section 3.1 hereof.

“Acquisition Term Loan Maturity Date” shall be the earlier of (i) March 1, 2013, or (ii) the date of an Event of Default.

“Acquisition Term Loan Note” shall have the meaning set forth in Section 3.1(a) hereof.

“Affiliate” shall mean any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with the Borrower.  For purposes of this Agreement, the term “Affiliate” shall include, but is not limited to, Document Security Systems, Inc., Secuprint, Inc., and Plastic Printing Professionals, Inc.

 “Bank” shall mean RBS Citizens, N.A., and its successors, legal representatives, and assigns.

“Borrower” shall mean Premier Packaging Corporation and its successors, legal representatives, and assigns.

“Borrowing Base” shall have the meaning ascribed to such term in Section 2.8 hereof.

“Business Day” means: (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York; (b) when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Capital Expenditure” shall mean, for the applicable period, expenditures made to acquire or construct fixed assets, plant, and equipment (including improvements, renovations, and replacements required to be classified in accordance with GAAP as capital expenditures but excluding maintenance and repairs not required to be so classified). Capital expenditures shall include the capitalized amount of obligations under leases or similar agreements covering such fixed assets, plant, and equipment, to the extent that such obligations are required to be treated as a capital lease for balance sheet purposes under GAAP.

“Change of Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than twenty-five percent (25%) of the aggregate ordinary voting power in the election of such entity’s directors represented by the issued and outstanding capital stock of such entity.

“Controlled Group” means a controlled group of corporations and all members of a controlled group or trades or businesses (whether or not incorporated) under common control, which, together with Borrower, are treated as a single employer under Section 414 or Section 4001 of ERISA.

“Controls” (including the terms “Controlled By” or “Under Common Control”) shall mean but not be limited to the ownership of ten percent (10%) or more of the outstanding equity interests of any entity having voting power for the election of directors or managers, whether or not at the same time equity interest of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any partnership, or any other interest by reason of which a controlling influence over the affairs of the entity may be exercised.

“Current Assets” shall mean all assets treated as current assets in accordance with GAAP.

“Current Liabilities” shall mean all liabilities treated as current liabilities in accordance with GAAP, including without limitation all obligations payable on demand or within one year after the applicable measurement date as well as installment, reimbursement, or sinking fund payments payable within one year after the applicable measurement date, but excluding any such liabilities which are renewable or extendable at the option of the obligor to a date more than one year after the applicable measurement date.

“Current Ratio” shall mean, for the applicable period and calculated according to GAAP on a consolidated basis without duplication, the ratio of Current Assets to Current Liabilities.

“Debt” for any person or entity shall mean (i) indebtedness of such person or entity for borrowed money, (ii) obligations of such person or entity for the deferred purchase price of property or services (except trade payables incurred in the ordinary course of business), (iii) capitalized or capitalizable obligations of such person or entity with respect to leases, (iv) the amount available for drawing under outstanding standby letters of credit issued for the account of  such person or entity and the amount of other off-balance sheet obligations or liabilities, each to the extent not otherwise treated separately as Debt, (v) all obligations endorsed (other than for collection in the ordinary course of business) or guaranteed by such person or entity directly or indirectly in any manner including without limitation contingent obligations to purchase, pay or supply funds to any person or entity to assure a creditor against loss, (vi) obligations of such person or entity arising under acceptance facilities, and (vii) obligations secured by a lien, security interest, or other arrangement for the purpose of security on property owned by such person or entity whether or not the underlying obligations have been assumed by such person or entity.

“Default” shall mean any event, action, inaction, or occurrence that with the giving of notice or passage of time or both would constitute an Event of Default.

“Distributions” shall mean (i) dividends, payments, or distributions of any kind (including without limitation cash or property) in respect of the capital stock, securities or other equity interests or rights to acquire such equity interests of the applicable entity excluding distributions in the form of such stock, equity securities, equity interests, or rights to acquire equity interests, and (ii) repurchases, redemptions, or acquisitions of capital stock, securities, or other equity interests or rights to acquire such equity interests.

“EBITDA” shall mean for any period, the sum of Net Income plus interest, taxes, depreciation and amortization.

“Eligible Receivables” shall mean: (i) for trade accounts receivable from payors whose accounts are less than 90 days beyond date of invoice, all accounts receivable, plus (ii) for trade accounts receivable from payors whose accounts are in whole or in part more than 90 days beyond date of invoice, the portion of the accounts receivable less than 90 days beyond date of invoice provided that at least 50% of the outstanding amount from the payor is less than 90 days beyond date of invoice, minus all (iii) contra accounts receivable, affiliate company accounts receivable, foreign accounts receivable (unless backed by irrevocable letters of credit, confirmed by a U.S. bank, and acceptable to Bank in its sole discretion, and duly assigned to Bank), employee accounts receivable, bill and hold accounts receivable (i.e. accounts relating to goods not yet shipped but invoiced), uncollectible accounts receivable, accounts receivable arising from progressive billings (i.e., accounts receivable from billings for work performed on a partially completed contract), accounts receivable arising from guaranteed sales with buy back provisions (i.e., sales in which the Borrower is obligated to repurchase inventory or merchandise sold to customers), accounts receivable from the United States of America or agency or department thereof (unless assignment and notice thereof is effected in accordance with the Assignment of Claims Act), and accounts receivable from businesses reasonably believed by the Bank to be at risk of defaulting on accounts including without limitation accounts receivable from insolvent payors. In the event that total accounts receivable from any payor represent more than 20% of the Borrower’s total accounts receivable, the Bank reserves the right in its sole discretion to delete those accounts receivable from eligible accounts receivable. Eligible Accounts must be trade accounts receivable that arise from goods sold or delivered or services rendered in the Borrower’s ordinary course of business as it exists on the date of this Agreement and must be subject to the first priority security interest of the Bank and to no other security interest or lien.

“Environment” means any water including but not limited to surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Environmental Report” means written reports, if any, prepared for the Bank by an environmental consulting or environmental engineering firm.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means account #4009651228 maintained by the Bank in the name of the Borrower.

“Escrow Deposit Amount” shall have the meaning ascribed to such term in Section 2.6 hereof.

“Escrow Deposit Date” shall mean the 15th of each month.

“Event of Default” shall mean the occurrence of any event described in Section 11.1 hereof.

“Fixed Charge Coverage Ratio” shall mean, for the applicable period and calculated according to GAAP on a consolidated basis without duplication, the ratio of: (a) the sum of EBITDA, plus Interest Expense and rent expense minus Distributions to (b) current maturities long term debt plus cash Interest Expense plus current maturities of capital leases plus rent expense plus cash Capital Expenditures paid or required to be paid during the applicable period.

“Forfeiture Action” shall mean any action, including investigations, hearings, and other legal proceedings, before any court, tribunal, commission, or governmental authority, agency, or instrumentality, whether domestic or foreign, that may result in seizure of any property or asset.

“GAAP” shall mean generally accepted accounting principles.

“Guarantors” shall mean all of the Affiliates of the Borrower, jointly and severally, including without limitation: Document Security Systems, Inc., Plastic Printing Professionals, Inc., and Secuprint Inc.  The “Guarantors” are sometimes referred to individually, each as a “Guarantor.”

“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, bylaw, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

“Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

“Improvements” shall mean any real property owned or used by the Borrower or the Guarantors.

“Interest Expense” shall mean for the applicable period, all interest paid, capitalized, or accrued, and amortization of debt discount with respect to all Debt less all related interest income during such period and determined after giving effect to the net cost associated with Hedging Contracts.

“Letters of Credit” shall have the meaning set forth in Section 2.6 hereof.

“LIBOR Rate Loan” means the loan for the period(s) when the rate of interest applicable to the loan is calculated by reference to the LIBOR Rate (as defined in the applicable note).

“Loan Documents” shall mean this Agreement and all notes, instruments, security agreements, assignments, pledges, mortgages, guarantees, and other documents and agreements of any kind or nature related to this Agreement or the Obligations (including without limitation guarantees, security agreements, and the like previously given in favor of the Bank which by their terms apply to or secure both present and future obligations).

“London Banking Day” shall mean any date on which United States Dollar deposits are transacted on in the London interbank market.

“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, operations, financial condition, prospects, liabilities, or capitalization of the Borrower and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of, or the legal ability of the Borrower or any Guarantor to perform its obligations under, this Agreement or any of the Loan Documents, (iii) the financial capacity of the Borrower or any Guarantor to perform any of its obligations under this Agreement or any of the Loan Documents, (iv) the rights and remedies of the Bank under this Agreement or any of the Loan Documents, or (v) the perfection or priority of any security interest or lien held by the Bank.

“Net Income” shall mean the gross revenues for such period less all expenses and other proper charges but without deduction for Interest Expense and provision for taxes, determined in accordance with GAAP consistently applied, but excluding in any event:

(a)           any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b)           the proceeds of any life insurance policy;

(c)           net earnings and losses of any corporation substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition;

(d)           net earnings and losses of any corporation with which the Borrower shall have consolidated or which shall have merged into or with the Borrower prior to the date of such consolidation or merger;

(e)           net earnings of any business entity in which the Borrower has an ownership interest unless such net earnings shall have actually been received by the Borrower in the form of cash distributions;

(f)           earnings resulting from any reappraisal, revaluation or write-up of assets;

(g)           any gain arising from the acquisition of any securities of the Borrower;

(h)           any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period;

(i)           amortization of negative good will net of good will,

(j)           income or loss attributable to equity in Affiliates, and

(k)           other extraordinary or unusual items.

“Obligations” shall include all of the Borrower’s obligations to the Bank of any kind or  nature, arising now or in the future, including without limitation obligations under or related to this Agreement, the Revolving Line Note, the Acquisition Term Loan Note, the Loan Documents, any Letters of Credit or Hedging Contracts, overdrafts, swap transactions, automated transfer transactions, electronic funds transfers, and other transactions related to Borrower’s dealings with Bank.

“PATRIOT Act” shall have the meaning provided in Section 6.17.

“Purchased Stock” means any and all of the issued and outstanding shares of stock of Premier Packaging Corporation, all of which were purchased pursuant to that certain Stock Purchase Agreement, dated February 12, 2010, by and between Borrower and Document Security Systems, Inc.

“Release” has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Revolving Line” shall mean the revolving line of credit established pursuant to Section 2.1 of this Agreement.

“Revolving Line Note” shall mean the note evidencing Obligations related to the Revolving Line as described in Section 2.2 of this Agreement.

“Revolving Line Termination Date” shall mean the date on which the Revolving Line terminates as described in Section 2.5 of this Agreement.

“Senior Funded Debt” means the sum of total Debt of the Borrower owed to the Bank, plus capital leases.

“Subsidiary” shall mean any entity with respect to which the Borrower owns a majority of the equity and voting interests including without limitation the Guarantors.

“Total Liabilities” shall mean the sum of all liabilities shown on the Borrower’s balance sheet as of the applicable date of determination, determined in accordance with GAAP including without limitation subordinated debt.

ARTICLE II.
REVOLVING LINE

2.1.           Revolving Line. Subject to the terms and conditions of this Agreement, the Bank hereby establishes for the benefit of the Borrower a revolving line of credit in the maximum principal amount equal to the lesser of One Million and 00/100 Dollars ($1,000,000.00)  and the Borrowing Base outstanding at any one time (the “Revolving Line”). The proceeds of the Revolving Line shall be used for the Borrower’s working capital purposes.  Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow under the Revolving Line so long as the aggregate principal amount outstanding at any time does not exceed the lesser of $1,000,000.00 and the Borrowing Base.

2.2.           Revolving Line Note. The Borrower shall execute, together with this Agreement, a note evidencing Obligations related to the Revolving Line in the form of Exhibit A attached hereto and made a part hereof.

2.3.           Interest Rate.  Outstanding amounts under the Revolving Line Note shall accrue interest in accordance with the terms, covenants, and conditions of the Revolving Line Note.

2.4.           Payments. Payments and prepayments of accrued interest and all outstanding principal shall be made in accordance with the covenants, terms and conditions of the Revolving Line Note.

2.5.           Revolving Line Termination. Unless extended in writing by the Bank on terms and conditions then acceptable to the Bank, the Revolving Line will terminate on the earlier of (i) February 12, 2011 or (ii) the date of an Event of Default.

2.6.           Escrow Account.  Subject to the terms and conditions of this agreement, on each Escrow Deposit Date until the Revolving Line is indefeasibly paid in full, the Borrower shall deposit into the Escrow Account an amount equal to the excess, if any, of all revenues received by the Borrower from and including the immediately preceding Escrow Deposit Date to but excluding such Escrow Deposit Date less all expenses paid by the Borrower from and including the immediately preceding Escrow Deposit Date to but excluding such Escrow Deposit Date (the “Escrow Deposit Amount”).    The Borrower shall not use any revenues for any purpose other than to pay expenses of the Borrower currently due and owing and to fund the Escrow Account.

Upon three (3) Business Days prior notice to the Bank, the Borrower shall have the option to forego depositing the Escrow Deposit Amount into the Escrow Account for such Escrow Deposit Date and instead apply such Escrow Deposit Amount to reduce the outstanding balance of the Revolving Line; provided, however, that the Borrower may not draw on the Revolving Line for a period of ten (10) Business Days following the application of any Escrow Deposit Amounts to reduce the outstanding balance of the Revolving Line.

The Borrower shall not withdraw any amounts in the Escrow Account without the express prior written consent of the Bank, which consent may be given or withheld in the Bank’s sole discretion.  All amounts in the Escrow Account on the Revolving Line Termination Date shall be applied to the repayment of all amounts outstanding under the Revolving Line.  Any amounts remaining in the Escrow Account following the indefeasible payment in full of all amounts outstanding under the Revolving Line shall be remitted to the Borrower within 60 days.  The Escrow Account shall be an interest-bearing account.

2.7.           Letter of Credit Subfacility.  Subject to the terms and conditions of this Agreement, the Bank agrees to issue and extend standby and commercial letters of credit (“Letters of Credit”) for the account of Borrower; provided, however, that (a) no Letter of Credit shall have an expiration date that is later than the Revolving Line Termination Date; (b) the aggregate Letter of Credit Obligations at any one time shall not exceed $250,000, and (c) the sum of the aggregate Letter of Credit Obligations plus the aggregate outstanding principal amount of all outstanding amounts under the Revolving Line shall not exceed the lesser of $1,000,000 and the Borrowing base.  All letters of credit will be issued on terms and conditions acceptable to the Bank and the Borrower will execute and deliver to the Bank any and all additional documents as are usual and customary in connection with the issuance of any Letter of Credit.  The Borrower will pay to the Bank non-refundable Letter of Credit fees based upon the aggregate outstanding face amount of Letters of Credit quarterly in arrears, calculated at a per annum rate equal to the interest rate specified in the Revolving Line Note.

On the Revolving Line Termination Date, or upon any demand by the Bank during the continuance of any Event of Default, the Borrower shall provide to the Bank cash collateral in an amount equal to the then-existing exposure under Letters of Credit.

If the Bank is required to pay any amount with respect to any Letter of Credit issued for the account of the Borrower, then such amount shall automatically be deemed to be a draw on the Revolving Line and shall be subject to all of the terms and conditions hereof.

The Borrower hereby agrees to indemnify and hold harmless the Bank from and against any and all losses, liabilities, claims, damages, costs, or expenses of any kind or nature (including consequential damages) that the Bank may incur or that may be claimed against the Bank by reason of or related in any manner to the Letters of Credit; provided, however, that the Borrower shall not be required to indemnify the Bank from and against any such losses, liabilities, claims, damages, costs, or expenses to the extent, but only to the extent, that they are caused by a failure to honor a draw under a Letter of Credit that conforms strictly to the requirements of the Letter of Credit, by a failure to perform contractual obligations, or by the willful misconduct or gross negligence of the Bank.

2.8.           Borrowing Base.  Aggregate outstanding borrowings under the Revolving Line at any one time may not exceed the lesser of $1,000,000 and the amounts available under the following Borrowing Base:

(a)           65 percent (65%) of all Eligible Receivables, minus

(b)           the outstanding stated amount of the Letter of Credit and other letters of credit issued by the Bank (after approval by the Bank) from time to time for the account of the Borrower.

The Bank reserves the right in its sole discretion to modify the Borrowing Base or make changes in the definitions of Eligible Receivables, or to delete certain receivables from the Borrowing Base in the event of a material adverse change in the collateral for the Revolving Line or its collectibility, or in the event the Bank reasonably concludes that there are circumstances or conditions which materially affect the value of the collateral.

2.9.           Audits and Reconciliations.  Borrower agrees to allow the Bank complete access to all books and records of the Borrower upon reasonable request. Borrower agrees to submit information which the Bank may reasonably request from time to time in connection with the Revolving Line.

The Bank reserves the right to perform full field audits of Borrower’s accounts receivable and inventories at Borrower’s expense.

Borrower agrees to allow the Bank to request accounts receivable verifications from the Borrowers’ customers, but prior to an Event of Default, no more than four per calendar year. These requests will be done under an assumed name and P. O. Box address or its equivalent.

ARTICLE III.
TERM LOANS

3.1.           Acquisition Term Loan.  Subject to the terms and conditions of this Agreement, the Bank shall make a term loan (the “Acquisition Term Loan”) to the Borrower in a principal amount equal to One Million and Five Hundred Thousand and 00/100 Dollars ($1,500,000), the proceeds of which shall be used to fund the acquisition of the Purchased Stock.

(a)           Acquisition Term Loan Note. The Acquisition Term Loan shall be evidenced by a note, dated the date hereof, in the form of Exhibit B attached hereto and made a part hereof (the “Acquisition Term Loan Note”).

(b)           Acquisition Term Loan Interest Rate. Outstanding amounts under the Acquisition Term Loan Note shall accrue interest in accordance with the terms, covenants, and conditions of the Acquisition Term Loan Note.

(c)           Acquisition Term Loan Payments.  Payments and prepayments of accrued interest and all outstanding principal under the Acquisition Term Loan shall be made in accordance with the covenants, terms and conditions of the Acquisition Term Loan Note.

ARTICLE IV.
EXPENSES/FEES/DEFAULT RATE/PAYMENT APPLICATION

4.1.           Costs and Expenses. The Borrower shall pay on demand all expenses of the Bank in connection with the preparation, administration, default, collection, waiver or amendment of any Obligation terms, or in connection with the Bank’s exercise, preservation, or enforcement of any of its rights, remedies, or options hereunder, including without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Obligation or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the highest rate applicable to any Obligation (including any default rate) and be an Obligation secured by any collateral.

4.2.           Application of Payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the Obligations as the Bank determines in its sole discretion.

4.3.           Default Interest Rate. Upon a Default (whether or not the Bank has accelerated payment of the Obligations), or after maturity or after judgment has been rendered with respect to any of the Obligations, the unpaid principal of all Obligations shall, at the option of the Bank, bear interest at a rate up to five (5) percentage points per annum greater than that which would otherwise be applicable.

4.4.           Late Payment Fees. If the entire amount of any required principal and/or interest is not paid in full under any of the Loan Documents within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee up to five percent (5%) of the required payment.

4.5.           Prepayments Upon Default. If by reason of an Event of Default the Bank elects to declare the Obligations to be immediately due and payable, then any charge owing upon prepayment with respect to the Obligations shall become due and payable in the same manner as though the Borrower had exercised a right of prepayment.

4.6.           Obligations Related to Hedging Contracts.  In the event that the Borrower enters into any Hedging Contracts with the Bank or any of its affiliates, any costs incurred by the Bank or its affiliates in connection therewith, including without limitation any interest, expenses, fees, premiums, penalties, or other charges associated with any obligations undertaken by the Bank or its affiliates to hedge or offset the Bank’s or its affiliates’ obligations pursuant to such agreement, or the termination of any such obligations, shall be (i) deemed additional interest and/or a related expense (to be determined in the sole discretion of the Bank) and due as part of the Obligations and secured by all collateral and otherwise therefor to the full extent thereof, and included in any judgment in any proceeding instituted by the Bank.

ARTICLE V.
COLLATERAL AND GUARANTEES

5.1.           Security Interests. As collateral for all Obligations, the Borrower shall grant to the Bank a security interest and lien in all assets of the Borrower, including without limitation goods, machinery, equipment, furniture, fixtures, vehicles, accounts, inventory, chattel paper, interests in leases and property under lease, intellectual property and proprietary interests, documents, instruments, and general intangibles. Such security interests shall be first liens on such assets, which shall not be otherwise encumbered except as specified on Schedule 5.1(a) attached hereto and made a part hereof.  Without limiting the generality of the foregoing, the Bank shall have a first priority security interest on all business assets of the Borrower and a first priority security interest on the equipment listed on Schedule 5.1(b) attached hereto.

5.2.           Guarantees. The Borrower shall cause each Guarantor to provide an unconditional, unlimited guarantee of the Obligations.  As security for the aforementioned guarantees, the Guarantors shall each grant to the Bank a security interest and lien in all of their respective assets, including without limitation goods, machinery, equipment, furniture, fixtures, vehicles, accounts, inventory, chattel paper, interests in leases and property under lease, intellectual property and proprietary interests, documents, instruments, and general intangibles. Such security interests shall be first liens on such assets (to the extent not otherwise encumbered as specified on Schedule 5.2 attached hereto), which shall not be otherwise encumbered except as specified on Schedule 5.2 attached hereto and made a part hereof.

5.3.           Landlord Waivers. The Borrower shall deliver to the Bank a waiver from each landlord of premises on which the Bank’s collateral is located and that is not owned by the Borrower.

ARTICLE VI.
REPRESENTATIONS OF BORROWER

The Borrower and the Guarantors represent and warrant to the Bank as follows:

6.1.           Organization and Power. The Borrower and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation, and each is duly qualified to transact business and in good standing in all states in which it is required to qualify or in which failure to qualify could have a Material Adverse Effect. The Borrower and each Guarantor has full power and authority to own its properties, to carry on their business as now being conducted, to execute, deliver and perform the Loan Documents, and to consummate the transactions contemplated thereby. The Borrower and each Guarantor has no Subsidiaries or Affiliates except those listed on Schedule 6.1 attached hereto.

6.2.           Proceedings of Borrower and the Guarantors. All necessary action on the part of the Borrower and each Guarantor, including shareholder and membership approval to the extent required, relating to authorization of the execution and delivery of the Loan Documents, and the performance of the Obligations of the Borrower and the Guarantors thereunder has been taken. The Loan Documents constitute legal, valid and binding obligations of the Borrower and the Guarantors, enforceable in accordance with their respective terms. The Borrower and the Guarantors have no defenses, offsets, claims, or counterclaims with respect to their respective obligations arising under the Loan Documents. The execution and delivery by the Borrower and the Guarantors of the Loan Documents, and the performance by the Borrower and the Guarantors of the Loan Documents, will not violate any provision of law or the Borrower’s or any Guarantor’s Certificate of Incorporation or By-laws, or organizational or other documents or agreements. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which either the Borrower or any Guarantor is a party or by which any of its or his properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its or his properties, other than those created by the Loan Documents in favor of the Bank.

6.3.           Capitalization. All of the outstanding shares or membership interests, as applicable, and other equity interests of the Borrower and the Guarantors are duly authorized, validly issued, and fully paid. There is no existing contract, debenture, security, right, option, warrant, call or similar commitment of any character calling for or relating to the issuance of, purchase or receipt of, or redemption or retirement of any other equity interests of the Borrower.

6.4.           Litigation.  There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or any Guarantor that brings into question the legality, validity or enforceability of the Loan Documents or the transactions contemplated thereby or that, if adversely determined, would have a Material Adverse Effect, other than those described in Schedule 6.4 attached hereto.

6.5.           Financial Statements. All financial statements furnished by the Borrower and each Guarantor to the Bank are complete and correct, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and fairly present the financial condition of the Borrower and each Guarantor, as of the respective dates thereof and the results of its or his operations for the respective periods covered thereby.

6.6.           Adverse Changes. Since the most recent financial statements described in Section 6.5 hereof there has been no Material Adverse Effect.

6.7.           Taxes. The Borrower and each Guarantor has filed or caused to be filed when due all federal tax returns and all state and local tax returns that are required to be filed, and have paid or caused to be paid all taxes as shown on said returns or any assessment received. The tax returns of the Borrower and each Guarantor are not being audited on the date of this Agreement and neither the Borrower nor any Guarantor has been notified of any intention by any taxing authority to conduct such an audit.

6.8.           Properties. The Borrower and each Guarantor has undisturbed peaceable possession under all leases under which it is operating, none of which contain unusual or burdensome provisions that have or may have a Material Adverse Effect, and all such leases are in full force and effect.

6.9.           Indebtedness. Except as disclosed in the most recent financial statements referred to in Section 6.5 hereof, the Borrower and each Guarantor has no Debt, other than trade payables not yet due incurred in the ordinary course of business, and those listed on Schedules 5.1 and 5.2 attached hereto, respectively.

6.10.         Franchise; Permits. The Borrower and each Guarantor has all franchises, permits, licenses and other authority as are necessary to enable the Borrower and/or such Guarantor to conduct its, his or their businesses as now being conducted, and is not in default under any such franchise, permit, license or authority.

6.11.         ERISA. No action, event, or transaction has occurred that could give rise to a lien or encumbrance on the assets of the Borrower or any Guarantor as a result of the application of relevant provisions of ERISA, and the Borrower and each Guarantor is in material compliance with all requirements of ERISA.  Neither Borrower, any Guarantor, nor any member of its or their Controlled Group maintains, contributes, or has any liability under (or with respect to) any pension plan, whether or not terminated.  No pension plan maintained by the Borrower or any Guarantor or any member of its or their Controlled Group or to which such person has an obligation to contribute, or with respect to which such employer has any liability, has any material “unfunded liability” (i.e. accrued liabilities in excess of the fair market value of its assets).

6.12.         Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board.

6.13.         Compliance With Law. Neither the Borrower nor any Guarantor is in violation of any laws, ordinances, governmental rules, requirements, or regulations to which it or he is subject which violation might have a Material Adverse Effect. The Borrower and each Guarantor have obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of his or its properties and the conduct of his or its businesses, for which failure to comply could have a Material Adverse Effect.

6.14.         Environmental Matters. To the best of Borrower’s and each Guarantor’s knowledge:

(a)           neither the Improvements nor any property adjacent to the Improvements is being used for, and neither the Borrower nor any Guarantor is engaged in, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance except in compliance with all Environmental Laws;

(b)           underground storage tanks are not located on the Improvements except in compliance with all Environmental Laws;

(c)           the soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances;

(d)           since the occupancy of the Improvements by the Borrower or any Guarantor, there has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and neither the Borrower nor any of the Guarantors has received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements;

(e)           all Environmental Permits relating to the Borrower and the Guarantors in connection with their respective operations on or within the Improvements have been obtained and are in full force and effect, and no event has occurred with respect to the Borrower, any Guarantor or the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit; there are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements; and

(f)           there are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation by Borrower or any Guarantor of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements as a result of the operations of the Borrower and/or any Guarantor therein or (iii) exposure to any Hazardous Substance to the extent the same arises from the Improvements or business or operations of Borrower or the Guarantors.

6.15.         Patents, Trademarks and Authorizations. The Borrower and each Guarantor owns or possesses all patents, trade marks, service marks, trade names, copyrights, licenses, authorizations, and all rights with respect to the foregoing, necessary to the conduct of its businesses as now conducted without any material conflict with the rights of others. All of the Borrower’s and Guarantors’ patents, trademarks, and service marks are listed on Schedule 6.15 attached hereto.

6.16.         Contracts and Agreements. Neither the Borrower nor any Guarantor is a party to any contract or agreement that has or can reasonably be expected to have a Material Adverse Effect, and the Borrower and each Guarantor is in compliance in all material respects with all contracts and agreements to which each is a party.

6.17.        USA PATRIOT Act.  The Borrower and the Guarantors have provided, sufficiently in advance of the date of this Agreement, all documentation and other information reasonably requested by the Bank under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) including, without limitation, information such as the name, address and tax identification number, if any, of the Borrowers that allows the Bank to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.

ARTICLE VII.
CONDITIONS OF LENDING

The following conditions must be satisfied before the Bank shall have any obligation to make any advance under this Agreement:

7.1.           Representations and Warranties. The representations and warranties of the Borrower and the Guarantors contained herein shall be true and correct as of the date of making of each such advance, with the same effect as if made on and as of such date.

7.2.           No Defaults. There shall exist no Default at the time each advance is made.

7.3.           Performance. The Borrower and each Guarantor shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time the advance is made.

7.4.           Opinion of Counsel. Upon the request of the Bank, the Borrower shall have delivered an opinion of its counsel, dated the date of the advance, in form and substance reasonably satisfactory to the Bank.

7.5.           Documents to be Delivered. The Borrower and each Guarantor shall have delivered to the Bank all security agreements, guarantees, and any other documents necessary or desirable in connection with this Agreement, including the requirements of ARTICLE VIII hereof. All notes evidencing the Obligations shall have been delivered to the Bank at the time of the making of the respective loans.

7.6.           Certified Resolutions. Each of the Borrower and the Guarantors shall have delivered a certificate of its corporate secretary or other duly appointed officer certifying, as of the date of the first advance, resolutions duly adopted by the Board of Directors, or Shareholders of the Borrower and the Guarantors, as applicable, authorizing the execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or any commitment to lend exists under this Agreement or the Loan Documents.

7.7.           Fees and Taxes. The Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

7.8.           Insurance. The Borrower and each Guarantor shall have delivered evidence satisfactory to the Bank of the existence of insurance required hereby.

7.9.           Organizational Documents. The Borrower and each Guarantor shall have delivered to the Bank a copy of its then-effective Certificate of Incorporation and By-laws, d/b/a certificates, and other organizational documents and instruments, or a written certificate that such documents and instruments have not been changed or amended since the last advance to Borrower pursuant to the terms of this Agreement.

7.10.       Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have delivered such other documents, instruments, and agreements as the Bank and its legal counsel may require in connection with the transactions contemplated hereby.

7.11.       Financial Statements. On or before the date of this Agreement, the Borrower and each Guarantor shall have delivered to the Bank a copy of his or its federal income tax return  and the Borrower’s most recent consolidated monthly financial statement.

7.12.       Certificates of Good Standing. On or before the date of this Agreement the Borrower and each Guarantor shall have delivered to the Bank certificates of good standing from appropriate state or provincial officials to the effect that the Borrower or such Guarantor is in good standing in the state of its formation as well as in all other states or provinces in which qualification is necessary for the Borrower or such Guarantor to carry on its business in such states or provinces.

7.13.       Environmental Reports.  The Bank may require at any time, at the Borrower’s expense, a written report of a site assessment and environmental audit in scope, form and substance satisfactory to the Bank, prepared by an independent, competent and qualified engineer selected by the Bank, in the Bank’s sole and unfettered discretion, showing that the engineer made all appropriate inquiry consistent with good commercial and customary practice, that no evidence or indication came to light which would suggest there was a Release involving the Improvements which would necessitate an environmental response action and that the Improvements comply with and do not deviate from, all applicable Environmental Laws and Environmental Permits.

7.14.       Stock Purchase Agreement. The Borrower shall have consummated the transactions contemplated by that certain Stock Purchase Agreement, dated February 12, 2010, by and between Borrower and Document Security Systems, Inc.  The Stock Purchase Agreement shall be in a form and substance satisfactory to the Bank.

7.15.       Landlord Waivers.   Except as set forth on Schedule 7.15 attached hereto, on or before the date of this Agreement, the Borrower and each Guarantor shall deliver to the Bank a waiver from each landlord of premises on which any collateral for the Obligations or the Guarantees is located and which is not owned by the Borrower or a Guarantor, as applicable, as required by Section 5.3 hereof, which waiver is in form and substance satisfactory to the Bank.

7.16.       Anti-Terrorism Laws.  On or before the date of this Agreement, there shall have been delivered to the Bank, to the extent requested by the Bank, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (unless previously delivered).

ARTICLE VIII.
AFFIRMATIVE COVENANTS OF BORROWER

Any affirmative covenant of the Borrower contained herein shall also be deemed to include an affirmative covenant of any Affiliate of Borrower.  So long as any Obligations to the Bank shall be outstanding or this Agreement remains in effect, unless the Bank otherwise consents in writing:

8.1.           Financial Statements.

(a)           The Borrower shall furnish to the Bank as soon as available, but in no event later than 120 days following the fiscal year end of any year in which this Agreement remains in effect, annual financial statements of the Borrower in reasonable detail satisfactory to the Bank prepared in accordance with GAAP reviewed by, and with an unqualified opinion from, an independent certified public accountant satisfactory to the Bank. Said financial statements shall include at least a balance sheet and a statement of profit and loss, and shall be accompanied by (i) a schedule showing computation of financial covenants, (ii) a copy of any management letter prepared by the Borrower’s accountants, and (iii) a certificate of the Chief Financial Officer of the Borrower to the effect that no Default has occurred.

(b)           The Borrower shall furnish to the Bank unaudited financial statements not more than 45 days after the close of each quarter of its fiscal year. Said statements shall be in reasonable detail satisfactory to the Bank, shall be prepared in accordance with GAAP, and shall include at least a balance sheet, a statement of profit and loss, and a schedule showing computation of financial covenants. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of the Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of the Borrower to the effect that no Default has occurred.

(c)           Not more than 45 days after the close of each quarter, the Borrower shall deliver to the Bank an aging of accounts receivable and an aging of accounts payable for the Borrower.  Said information shall be certified to be true and correct to the best knowledge of a duly authorized officer of the Borrower, with such knowledge necessary to make such certification.

(d)           Not more than 45 days after the close of each quarter, the Borrower shall deliver to the Bank a borrowing base certificate for the Borrower in the form of Exhibit C attached hereto.

(e)           Within 30 days following its fiscal year end, the Borrower shall provide to the Bank projections for the succeeding year, including quarterly profit and loss statements, balance sheets, and cash flow statements, for each of the Borrower and its Parents, Subsidiaries and Affiliates.

(f)           Within 45 days of the end of each quarter, the Borrower shall provide to the Bank a compliance certificate on the Bank’s standard form, as provided to the Borrower.

8.2.           Other Reports and Inspections. Furnish to the Bank such additional information, reports, or financial statements as the Bank may, from time to time, reasonably request. The Borrower shall permit or cause to be permitted any person designated by the Bank to inspect the property, assets, and books of the Borrower and each Guarantor at reasonable times and, prior to an Event of Default, upon reasonable notice, and shall discuss its affairs, finances, and accounts at reasonable times with the Bank from time to time as often as may be reasonably requested.

8.3.           Taxes. Pay and discharge all taxes, assessments, levies, and governmental charges upon the Borrower and the Guarantors, and their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Borrower and each Guarantor may in good faith contest any such taxes, assessments, levies, or charges so long as such contest is diligently pursued, appropriate reserves are reflected on the Borrower’s financial statements, and no lien or execution exists or is levied against any of Borrower’s or such Guarantor’s assets related to the contested items.

8.4.           Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts satisfactory to the Bank, with responsible insurance companies on all of its real and personal properties in such amounts and against such risks as are prudent, including but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (co-insurance not being permitted without the prior written consent of the Bank), all-risk coverage for personal property, business interruption or loss of rents coverage, worker’s compensation insurance, and comprehensive general liability and products liability insurance. The Borrower also shall maintain flood insurance covering any of its real properties located in flood zones. The Borrower and each Guarantor shall provide to the Bank, no less often than annually and upon its request, a detailed list and evidence satisfactory to the Bank of its insurance carriers and coverage and shall obtain such additional insurance as the Bank may reasonably request. Hazard insurance policies for real property shall name the Bank as mortgagee, and for personalty, additional insured, as its interests may appear. All policies shall provide for at least thirty (30) days’ prior notice of cancellation to the Bank.

8.5.           Existence. Cause to be done all things necessary to preserve and to keep in full force and effect its existence, rights, and franchises and to comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction.

8.6.           Maintenance of Properties. At all times maintain, preserve, protect, and keep its property used or useful in conducting its business, in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times.

8.7.           Material Changes; Judgments. Notify the Bank immediately of any Material Adverse Effect and of the filing of any suits, judgments, or liens which, if adversely determined, could have a Material Adverse Effect. The Borrower also shall notify the Bank immediately of any change in the name, identity, or organizational structure of the Borrower or any Guarantor, or any change in any equity or ownership interest in the Borrower or any Guarantor other than Document Security Systems, Inc.  The Borrower shall notify the Bank immediately of any Change of Control in Document Security Systems, Inc.

8.8.           Environmental Compliance.

(a)           Comply with all applicable Environmental Laws and shall obtain and comply with all Environmental Permits;

(b)           promptly provide the Bank with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements or by the Borrower or any Guarantor;

(c)           at all times allow the Bank and its officers, employees, agents, representatives, contractors and subcontractors reasonable access after reasonable prior notice to the Improvements for the purposes of ascertaining compliance with Environmental Laws and site conditions, including, but not limited to, subsurface conditions;

(d)           deliver promptly to the Bank: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning the Borrower’s or any Guarantor’s operations or the Improvements; and (ii) copies of any documents submitted by the Borrower or any Guarantor to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements; and

(e)           if at any time the Bank obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist with respect to the Borrower, any Guarantor, or the Improvements, at the Bank’s request provide to the Bank a full or supplemental environmental inspection and audit report of a scope and level of detail satisfactory to Bank be prepared by an environmental engineer or other qualified person acceptable to the Bank at Borrower’s expense. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance by the Borrower or on, at or from the Improvements, the Borrower shall promptly undertake and diligently pursue to completion all necessary, appropriate and/or legally required investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

8.9.           ERISA Compliance. Comply in all material respects ERISA and regulations and interpretations related thereto.

8.10.         Franchises/Permits/Laws. Preserve and keep in full force and effect all franchises, permits, licenses, and other authority as are necessary to enable it to conduct its business as being conducted on the date of this Agreement and comply in all material respects with all laws, the provisions of regulations, and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.

8.11.         Payments. Make all payments as and when required by the Loan Documents.

8.12.         Deposits/Bank Services. The Borrower and each Guarantor shall maintain all of its main depository accounts at the Bank.

8.13.         Shareholder and Officer Loans. The Borrower shall provide to the Bank subordination agreements in form satisfactory to the Bank covering any loans to the Borrower from, or other obligations of the Borrower to, its Subsidiaries, Affiliates and shareholders, officers, or members in existence from time to time.

8.14.         Affiliate Guarantors.  The Borrower shall cause each and every Guarantor to continue to provide and unconditional, unlimited Guaranty of the Obligations.

8.15.         Landlord Waivers.  To the extent not delivered on or before the date hereof, the Borrower shall, and shall cause each Guarantor to, deliver to the Bank a waiver from each landlord of premises on which any collateral for the Obligations or the Guarantees is located and which is not owned by the Borrower or a Guarantor, as applicable, as required by Section 5.3 hereof, which waiver is in form and substance satisfactory to the Bank on or before the later of March 1, 2010 and the date on which any collateral for the Obligations is located on such premises.

8.16.         Franchise Tax Searches.  On or before March 1, 2010, the Borrower shall furnish to the Bank a franchise tax search in each jurisdiction in which the Borrower or any Guarantor is organized or is qualified to do business as a foreign entity, which franchise tax search shall indicate that the Borrower or such Guarantor, as applicable, has filed and paid all franchise tax due and owing in such jurisdiction.

8.17.         Foreign Qualification.  On or before March 1, 2010, the Borrower shall furnish to the Bank proof, in form and substance satisfactory to the Bank, that Plastic Printing Professionals, Inc. is duly qualified to conduct business as a foreign corporation in the State of California.

ARTICLE IX.
NEGATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Bank otherwise consents in writing, the Borrower shall not, directly or indirectly:

9.1.           Indebtedness. Create, incur, assume, or allow to exist, voluntarily or involuntarily, any Debt, excluding only (i) Obligations to the Bank, (ii) Debt described in Schedule 9.1 attached hereto and made a part hereof, and (iii) Debt to which the Bank consents in writing.

9.2.           Mortgages, Liens, and Encumbrances. Create, incur, assume, or allow to exist, voluntarily or involuntarily, any capitalizable lease, mortgage, security interest, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under conditional sales or other title retention agreements) covering any of its property or assets, whether now owned or hereafter acquired, excluding only (i) interests held by the Bank, (ii) encumbrances described in Schedule 9.2 attached hereto, and (iii) obligations and interests to which the Bank consents in writing.

9.3.           Contingent Liabilities. (i) Assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable in any manner upon any obligation, contingent or otherwise, whether funded or current except for endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (ii) guarantee the dividends, of any person, firm, corporation, or other entity, or (iii) become the general partner in any partnership.

9.4.           Loans and Investments. Make any loan or advance to, or any investment in, any person, firm, joint venture, corporation or other entity whatsoever, except short-term investments in certificates of deposit of financial institutions and similar investments made in the ordinary course of business.

9.5.           Mergers Sales and Acquisitions/Change in Ownership Interests. (i) Enter into any merger or consolidation, (ii) acquire all or substantially all the stock or other ownership interests or assets of any person, firm, joint venture, corporation, or other entity, (iii) sell, lease, transfer, or otherwise dispose of any material portion of its assets except in the ordinary course of business, or (iv) allow any change in the ownership, legal or equitable, of its shareholder, membership or other equity interests or allow a Change in Control of Document Security Systems, Inc.

9.6.           Amendments. Allow the amendment or modification of its governing documents and agreements in any material respect without the prior written consent of the Bank.

9.7.           Distributions. Make any Distributions or apply any of its property or assets to Distributions or set apart any sum or asset for the purpose of Distributions without the explicit written consent of the Bank, such consent to be exercised in the Bank’s sole discretion.

9.8.           Material Changes. Allow to occur, voluntarily or involuntarily: (a) any change in the character of its business, or in the nature of its operations as carried out on at the date of this Agreement that in each case or in the aggregate has or could reasonably be expected to have a Material Adverse Effect, (b) any change in its respective key management personnel unless reasonably qualified replacements in such management personnel are made within ninety (90) days, (c) except as a result of force majeure, material damage to, or loss, theft, or destruction of Borrower’s property, whether or not insured, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect, or (d) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive Business Days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

9.9.           Compensation. Compensate any person or entity, including without limitation salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to it.

9.10.         Judgments. Allow to exist any judgments against it in excess of $25,000 which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

9.11.         Margin Securities. Allow any portion of the proceeds of the Obligations to be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve.

9.12.         Asset Transfer and Affiliate Loans.  The Borrower shall not (a) distribute, transfer or convey any asset or property of the Borrower to any Affiliate or Subsidiary or (b) make any loan or extend any other credit accommodation to any Affiliate or Subsidiary.  The Borrower shall not permit any Guarantor, without the express written consent of the Bank, such consent to be in the sole discretion of the Bank, to (y) distribute, transfer or convey any asset or property of such Guarantor to any Affiliate except the Borrower or another Guarantor or (z) make any loan or extend any other credit accommodation to any Affiliate except the Borrower or another Guarantor.

It is hereby expressly greed that, except to the extent expressly provided herein, the provisions of this Article IX shall not be applicable to any Guarantor.

ARTICLE X.
FINANCIAL COVENANTS

So long as any Obligations to the Bank shall be outstanding or this Agreement remains in effect, unless the Bank otherwise consents in writing, the Borrower shall:

10.1.         Minimum Fixed Charge Coverage Ratio. On a consolidated basis, maintain a minimum Fixed Charge Coverage Ratio of 1.00 to 1.0, reported on a year to date basis commencing with the quarter ending March 31, 2010; a minimum Fixed Charge Coverage Ratio of 1.10 to 1.0, reported on a year to date basis commencing with the quarter ending June 30, 2010; and at all times thereafter a minimum Fixed Charge Coverage Ratio of 1.15 to 1.0, reported on a year to date basis commencing with the quarter ending September 30, 2010 and on a rolling four quarter basis thereafter commencing with the quarter ending December 31, 2010.

10.2.         Maximum Senior Funded Debt to EBITDA Ratio. Maintain at all times a maximum Senior Funded Debt to EBITDA Ratio of 3.0 to 1.0, reported on a revised rolling four quarter basis commencing with the quarter ending March 31, 2010. The compliance of such covenant will be tested on March 31, 2010, June 30, 2010 and September 30, 2010 on a revised EBITDA basis, with an officer salary cap of $260,000 and all distributions limited to 40% of Net Income for all quarters calculated in 2009. Commencing December 31, 2010, such covenant will be tested on a rolling four quarter basis according to GAAP.

10.3.         Current Ratio.  Maintain at all times a Current Ratio of 1.25 to 1.0, reported on a rolling four quarter basis commencing with the quarter ending March 31, 2010.

ARTICLE XI.
DEFAULTS

11.1.         Defaults.  The following events shall constitute “Events of Default” under this Agreement.

(a)           Nonpayment. Failure of the Borrower or any Guarantor to make any payment of any type under the terms of the Loan Documents within five (5) days after the same becomes due and payable.

(b)           Performance. Failure of the Borrower or any Guarantor to observe or perform any condition, covenant or term of the Loan Documents; provided, however, that if such failure occurs under ARTICLE VIII and is susceptible to cure an Event of Default shall not occur unless such failure is not cured within fifteen (15) days after the Bank gives the Borrower notice of same.

(c)           Other Obligations and Cross Default. Failure of the Borrower or any Guarantor to observe or perform any other condition, covenant, or term of any other agreement with the Bank, including without limitation, any Hedging Contracts or other documents or agreements giving rise to Hedging Obligations after any applicable cure or grace period related thereto, or default by the Borrower or any Guarantor under any agreement involving borrowed money or the like, or any other material agreement with any third person or entity.  Without limiting the foregoing, if the Borrower or any Guarantor shall default in the payment of principal or interest due and owing upon any obligation for borrowed money, beyond any grace period provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, and the effect of such default is to allow the acceleration of the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity, then, in such event, the Borrower and each Guarantor covenants and agrees that any such default shall cause a Default under every obligation owed by the Borrower and each Guarantor to the Bank.

(d)           Representations. Failure of any representation or warranty made by the Borrower or any Guarantor in connection with the execution and performance of this Agreement, or any certificate of officers pursuant hereto, to be truthful, accurate or correct in all material respects.

(e)           Financial Difficulties. Financial difficulties of the Borrower or any Guarantor as evidenced by:

(i)           any admission in writing of inability to pay debts as they become due; or

(ii)           the filing of a voluntary or involuntary petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors; or

(iii)           making an assignment for the benefit of creditors; or

(iv)           consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

(v)           the entry of a court order appointing a receiver or a trustee for all or a major part of its property;

(vi)           the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of the Borrower or any Guarantor as a result of application of relevant provisions of ERISA; or

(vii)           the occurrence of any Forfeiture Action.

(f)           Material Change. Change in the Borrower’s or any Guarantor’s business or operations, including but not limited to a Change in Control of Document Security Systems, Inc., or in any factor affecting the Borrower’s or any Guarantor’s business or operations, or regarding any obligation or agreement of the Borrower or any Guarantor, or in the financial condition of the Borrower or any Guarantor or in the collateral for the Borrower’s Obligations or the Guarantees, or any other condition affecting the Borrower or any Guarantor, in each case by reason of which the Bank reasonably believes the Borrower’s ability to timely repay any Obligations to the Bank is materially impaired.

11.2.         Remedies. If any one or more Events of Default listed in Sections 11.1(e)(ii) through 11.1(e)(v) occur, (i) any further commitments or obligations of the Bank shall be deemed to be automatically and without need for further action terminated, and (ii) all Obligations of the Borrower to the Bank, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Sections 11.1(e)(ii) through 11.1(e)(v) occur, the Bank may, at its option, take either or both of the following actions at the same or different times: (i) terminate any further commitments or obligations of the Bank, and (ii) declare all Obligations of the Borrower to the Bank, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

In case any such Events of Default shall occur, the Bank shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Bank either before, or after, or during the pendency of any proceedings for the enforcement, of any security interests, mortgages, pledges, or guarantees and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations. The Bank shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and other agreements held by the Bank.

If any Default occurs, the Bank or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Borrower’s property and conduct such tests, investigation and sampling, including but not limited to installation of monitoring wells, as shall be reasonably necessary for the Bank to determine whether any disposal of Hazardous Substances has occurred on, at or near such property. The costs of all such tests, investigations and samplings shall be considered as additional indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at highest rate then borne by any of the Obligations. The Borrower agrees that the Bank shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that the Bank has no duty to warn the Borrower or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Bank.

ARTICLE XII.
MISCELLANEOUS

12.1.         Entire Agreement/Waiver. This Agreement and the Loan Documents are intended by the parties as the final, complete, and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Agreement and the Loan Documents. This Agreement and the Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.

No delay or failure of the Bank to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Bank. All rights, remedies, powers, and privileges herein conferred upon the Bank shall be deemed cumulative and not exclusive of any others available.

12.2.         Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

12.3.         Setoff. The Borrower and the Guarantors hereby grant to the Bank a continuing lien, security interest, and right of set off as security for the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of the Bank and its successors and assigns or in transit to any of them. At any time without demand or notice (any such notice being expressly waived by the Borrower and each Guarantor), the Bank may set off the same or any part thereof and apply the same to any Obligation of the Borrower and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

12.4.         Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person, one day after delivery to a nationally recognized overnight courier with receipt requested, or two business days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

If to the Bank:
RBS Citizens, N.A.
Commercial Lending
126 East Avenue
Rochester, New York 14604
Attention: Mr. Jeffrey R. Morse

With a copy to:	Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention: Mr. Justin P. Runke, Esq.

If to the Borrower	Premier Packaging Corporation
or the Guarantors:	Document Security Systems, Inc.
Plastic Printing Professionals, Inc.
Secuprint, Inc.
Suite 1525
28 East Main Street
Rochester, New York 14614

With a copy to:	Attention: Mr. Philip Jones
Ronald J. Axelrod & Associates, P.C.
Basin Meadows Office Park
141 Sully’s Trail, Suite 5A
Pittsford, NY 14534
Attention: Ronald J. Axelrod, Esq.

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

12.5.         Assignment/Participation. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder.

The Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents, including any portion of any note evidencing the Obligations, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

The Bank shall have the unrestricted right at any time or from time to time, and without the Borrower’s or any Guarantor’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and the Borrower and each Guarantor agree that it shall execute such documents, including without limitation, amendments to this Agreement and to any other Loan Documents, as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by the Bank in connection with such assignment, and the payment by such Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all of the other Loan Documents) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in the Bank’s obligation to lend hereunder and/or any or all of the Obligations. In the event of any such grant by the Bank of a participating interest to Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder.

The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees and Participants, provided that the Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

12.6.         Business Days. If any Obligation or any payment hereunder becomes due on a day which is not a Business Day, the due date of the Obligation or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

12.7.         Telecopy Requests. As a convenience to the Borrower, the Borrower hereby authorizes the Bank to rely upon requests made by the Borrower or its employees by telecopy, and to treat such requests as if they were made in a writing delivered to the Bank. Any advance of funds made by the Bank pursuant to any such request shall be deemed to be authorized by the Borrower unless immediately repaid in full.

12.8.         Severability. In the event that any one or more of the provisions contained in this Agreement or any other agreement, document, or guarantee related hereto shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreement, document, or guarantee. This Agreement has been prepared in cooperation of counsel for each of the parties, and shall not be construed as against any particular party as drafter.

12.9.         Governing Law. This Agreement and the Loan Documents, and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

12.10.       Loss or Mutilation. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction, or mutilation of any note evidencing any Obligation or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

12.11.       Indemnity. The Borrower and each Guarantor, jointly and severally, shall indemnify and hold harmless the Bank and its affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, damages, liabilities, and expenses that may be incurred by or asserted against such indemnified party in connection with the Loan Documents and the transactions contemplated thereby including without limitation in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action, or proceeding; provided, however, that neither the Borrower nor any Guarantor shall be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party’s own gross negligence or willful misconduct.

The Borrower and each Guarantor, jointly and severally, agrees to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Bank (or any other person or entity affiliated with the Bank or representing or acting for the Bank or at the Bank’s behest, or with a claim on the Bank or to whom the Bank has liability or responsibility of any sort related to this Section 12.11 relating to, resulting from or arising out of (a) actions by the Borrower related to, or the use of the Improvements for, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) exposure to any Hazardous Substance to the extent the same arise from activities of the Borrower or the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, or (f) non-compliance with any Environmental Permit. Such costs or other liabilities incurred by the Bank or other entity described in this Section 12.11 shall be deemed to include, without limitation, any sums which the Bank deems it necessary or desirable to expend to protect its security interests and liens. Notwithstanding anything to the contrary contained herein, the Borrower’s liability and obligations under this Section 12.11 shall survive the discharge, satisfaction or assignment of this Agreement by the Bank and the payment in full of all of the Obligations.

12.12.       Usury. All agreements between and among the Borrower, the Guarantors and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between and among the Borrower, the Guarantors, and the Bank.

12.13.       JURISDICTION/VENUE. THE BORROWER AND EACH GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SET FORTH FOR NOTICES GIVEN UNDER THIS AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

12.14.       WAIVER OF TRIAL BY JURY. THE BORROWER, EACH GUARANTOR, AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY 1N RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS.]

IN WITNESS WHEREOF, the parties have caused this Credit Facility Agreement to be executed by their duly authorized representatives as of the date first above written.

RBS CITIZENS, N.A.

By:

Jeffrey R. Morse, Assistant Vice President

PREMIER PACKAGING CORPORATION

By:

Name:
Title:

INDEX TO SCHEDULES
SCHEDULE 5.1(a)   Liens and Encumbrances of the Borrower
SCHEDULE 5.1(b)  Certain Equipment of the Borrower
SCHEDULE 5.2       Liens and Encumbrances of the Guarantors
SCHEDULE 6.1      Affiliates and Subsidiaries
SCHEDULE 6.4      Litigation
SCHEDULE 6.15    Patents, Trademarks and Authorizations
SCHEDULE 7.15    Landlord Waivers
SCHEDULE 9.1      Existing Indebtedness
SCHEDULE 9.2      Mortgages, Liens and Encumbrances

INDEX TO EXHIBITS
EXHIBIT A Revolving Line Note
EXHIBIT B  Acquisition Term Loan Note
EXHIBIT C  Borrowing Base Certificate

EXHIBIT A
(FORM OF REVOLVING LINE NOTE)

REVOLVING LINE NOTE
(LIBOR Advantage)

$1,000,000.00	February 12, 2010

FOR VALUE RECEIVED, the undersigned, PREMIER PACKAGING CORPORATION, a New York corporation, having a mailing address of 6 Framark Drive, Victor, New York 14564 (“Borrower”), hereby promises to pay to the order of RBS  CITIZENS, N. A., a national banking association (“Bank”), at its principal office at 833 Broadway, Albany, New York 12207, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of  ONE MILLION AND 00/100 DOLLARS U.S. ($1,000,000.00) or such lesser amount as may be outstanding hereunder.

Certain Definitions.  Unless otherwise expressly provided herein, all capitalized terms in this Note shall have the meanings given to them in the Credit Facility Agreement, dated on even date herewith, by and among Borrower and Bank, as the same may be amended, extended, replaced, or modified from time to time (the “Credit Agreement”).  The following terms shall have the following meanings in this Note:

“Business Day” means any day which is neither a Saturday, Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Rochester, New York.

“Event of Default” means an Event Default under the Credit Agreement.

“LA Interest Payment Date” means, initially, the 1st day of March, 2010, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

“LA Interest Period” means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof  (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date.  If an Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.  Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.

“LA Margin” means three and three-fourths percent (3.75%) per annum.

“LIBOR Advantage Loan” means any loan or advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences.  If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day.  If for any reason the LIBOR Advantage Rate is unavailable and/or Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, Bank may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b)  accrue interest at a rate per annum equal to Bank’s Prime Rate as of the first day of any Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

Loan Documents” means this Note and all related documents and agreements evidencing and/or securing the Loan including the Credit Agreement.

“London Banking Day” means any day on which dealings in US dollar deposits are transacted in the London interbank market.

“Maturity Date” means the Revolving Line Termination Date, as defined in Article 2.2 of the Credit Agreement.

Advances.

Borrower may request advances hereunder from time to time from Bank, and provided that no Event of Default has occurred and further provided that advance requests are received on or before the Maturity Date, Bank shall advance such funds to Borrower so long as the aggregate principal amount outstanding at any time does not exceed the lesser of (i) $1,000,000.00 and (ii) the Borrowing Base as defined in Section 2.8 of the Credit Agreement.

Bank shall maintain a record of amounts of principal and interest payable by Borrower from time to time, and the records of Bank maintained in the ordinary course of business shall be prima facie evidence (absent manifest error by Bank) of the existence and amounts of Borrower’s obligations recorded therein.  In addition, Bank may mail or deliver periodic statements to Borrower indicating the date and amount of each advance hereunder (but any failure to do so shall not relieve Borrower of the obligation to repay any advance).  Unless Borrower questions the accuracy of an entry on any periodic statement within 30 calendar days after such mailing or delivery by Bank, Borrower shall be deemed to have accepted and be obligated by the terms of each such periodic statement as accurately representing the advances hereunder.  In the event of transfer of this Note, or if Bank shall otherwise deem it appropriate, Borrower hereby authorizes Bank to endorse on this Note the amount of advances and payments to reflect the principal balance outstanding from time to time.  Bank is hereby authorized to honor borrowing and other requests received from Philip Jones by telecopy or otherwise in writing.

Interest.

Interest on the outstanding principal amounts outstanding hereunder shall accrue during the LA Interest Period at a rate per annum equal to the sum of the LIBOR Advantage Rate for such LA Interest Period plus the LA Margin.  Interest shall be due and payable on each LA Interest Payment Date and on the Maturity Date.  Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

Interest shall continue to accrue after maturity, acceleration, and judgment at the rate required by Section 4.3 of the Credit Agreement until this Note is paid in full.

The rate of interest on this Note may be increased under the circumstances provided in the Credit Agreement.  The right of Bank to receive such increased rate of interest shall not constitute a waiver of any other right or remedy of Bank.

Payments.

All accrued interest hereunder shall be due and payable on each LA Interest Payment Date.  All remaining accrued interest and all outstanding principal shall be due and payable in full on the Maturity Date.

In the event Borrower becomes aware, or receives notice (oral or written) from Bank, that principal amounts outstanding under the Revolving Line exceed the maximum available amount hereunder, Borrower promptly shall make a principal payment to Bank sufficient to reduce outstanding principal amounts to the maximum amount available hereunder.

Prepayments.  Borrower may prepay principal outstanding under this Note at any time without premium or charge.  Borrower acknowledges that additional obligations may be associated with prepayment in accordance with the terms and conditions of any applicable Hedging Contracts.

Events of Default.  This Note shall become immediately due and payable in full, without further presentment, protest, notice, or demand, upon the happening of any Event of Default.

Late Charge.  This Note is subject to the late charges provided for in Section 4.4 of the Credit Agreement.

Maximum Rate.  All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under Applicable Law (the “Maximum Interest Rate”).  As used herein, the term “Applicable Law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note and the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower and Bank.

Business Days.  If this Note or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

Entire Agreement/Modification of Terms.  This Note and the Loan Documents are intended by the parties as the final, complete, and exclusive statement of the transactions evidenced by this Note and the Loan Documents.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Note and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Note and the Loan Documents.  This Note and the Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.  The terms of this Note cannot be changed, nor may this Note be discharged in whole or in part, except by a writing executed by Bank.  In the event that Bank demands or accepts partial payments of this Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Note at any time in accordance with the terms hereof.  Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

Additional Security/Set Off.  The Borrower hereby grants to Bank a continuing lien, security interest, and right of set off as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Citizens Financial Group and its successors and assigns or in transit to any of them.  At any time without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the obligation.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

Assignment/Participation.

All the terms and provisions of this Note shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder hereof.

Bank may at any time pledge or assign all or any portion of its rights under this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Note and to any other Loan Documents, as Bank shall deem necessary to effect the foregoing.  In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other Loan Documents) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder.  In the event of any such grant by Bank of a participating interest to Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

Loss or Mutilation.  Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Enforcement/Waiver of Jury Trial.

BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS FIRST SET FORTH ABOVE IN THIS NOTE.  BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

BORROWER AND BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

Miscellaneous.

To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Note.  Borrower consents to extensions, postponements, indulgences, amendments to notes and agreements, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower’s obligations under this Note which shall be unconditional.

This Note and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note and the Loan Documents.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Note and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Note and the Loan Documents.  This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.

No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

This Note and the Loan Documents, and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the internal laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

PREMIER PACKAGING CORPORATION

By:

Name:
Title:

STATE OF NEW YORK	)
COUNTY OF MONROE	)	ss.:

On the ____ day of February , in the year 2010, before me, the undersigned, a Notary Public in and for said State, personally appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT B

(FORM OF ACQUISITION TERM LOAN NOTE)

ACQUISITION TERM LOAN NOTE

$1,500,000.00	February 12, 2010

FOR VALUE RECEIVED, the undersigned, PREMIER PACKAGING CORPORATION, a New York corporation, having a mailing address of 6 Framark Drive, Victor, New York 14564 (“Borrower”), hereby promises to pay to the order of RBS  CITIZENS, N. A., a national banking association (“Bank”), at its principal office at 833 Broadway, Albany, New York 12207, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of  ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS U.S. ($1,500,000.00).

Certain Definitions.  Unless otherwise expressly provided herein, all capitalized terms in this Note shall have the meanings given to them in the Credit Facility Agreement, dated on even date herewith, by and between Borrower and Bank, as the same may be amended, extended, replaced, or modified from time to time (the “Credit Agreement”).  The following terms shall have the following meanings in this Note:

“Account” means account #_____________ maintained by the Bank in the name of the Borrower.

“Applicable Margin” means three and three fourths percent (3.75%) per annum.

“Business Day” means:

any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York State;

when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

 “Event of Default” means an Event Default under the Credit Agreement.

“Funding Date” means the 12th day of February, 2010.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

“Interest Period” means:

initially, the period beginning on (and including) the Funding Date and ending on (but excluding) March 1, 2010 (the “Stub Period”); and

then, each period commencing on the last day of the next preceding Interest Period and ending on the day which numerically corresponds to last day of the Stub Period one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month thereafter;

provided, however, that

if the Borrower has or may incur Hedging Obligations with the Bank in connection with the Loan, the Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

no Interest Period may end later than the Maturity Date.

 “Interest Payment Date” means the last Business Day of each Interest Period.

“LIBOR Rate” means relative to any Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a term coextensive with the Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

“LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR Rate

“LIBOR Lending Rate” means, relative to a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR-Reference Banks Loan” means the Loan for any period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR-Reference Banks Rate.

“LIBOR-Reference Banks Lending Rate” means, relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate	=	LIBOR-Reference Banks Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR-Reference Banks Rate” means relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period.  The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

“LIBOR Reserve Percentage” means, relative to any day of any Interest Period for the LIBOR Rate Loan, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

 “Loan” means all amounts outstanding under the Note and/or advanced pursuant to this agreement.

“Loan Documents” means this Note and all related documents and agreements evidencing and/or securing the Loan including the Credit Agreement.

“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Maturity Date” means the  1st  day of March, 2013.

“Note” means that certain promissory note dated as of the 12th day of February, 2010 in the principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) made payable by the Borrower to the order, and for the benefit, of the Bank.

“Prime Rate” means the rate of interest announced by Bank in New York State from time to time as its “Prime Rate.”  The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

“Prime Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Prime Rate

“Principal Repayment Amount” means the regularly scheduled reductions in the outstanding principal of the Loan, to be made at the end of each Interest Period in an amount corresponding to such Interest Period and as set out in the attached Schedule A entitled “Principal Repayment Schedule”.

“Reference Banks” means four major banks in the London interbank market.

Loan Funding. On the Funding Date and on terms and subject to the conditions of this agreement, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York City time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan.  Unless otherwise prohibited by this agreement, the Loan shall initially be classified as a LIBOR Rate Loan and interest shall accrue by reference to the LIBOR Rate.

Repayments, Prepayments, and Interest.

Repayment of Loan; Automatic Rollover of LIBOR Rate Loan.  During the period(s) the Loan is classified as a LIBOR Rate Loan, it shall mature and become payable in full on the last day of each Interest Period.  Upon maturity the Loan shall automatically be continued as a LIBOR Rate Loan with an equal Interest Period in an amount equal to the expiring LIBOR Rate Loan LESS the applicable Principal Repayment Amount, provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any default or Event of Default has occurred and is continuing.  If any default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder), the maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.  During the period(s) that the Loan is classified as a Prime Rate Loan, the Borrower shall make regular payments of principal in amounts equal to the applicable Principal Repayment Amount on the last day of each Interest Period.  Notwithstanding the foregoing, the Loan shall mature and become payable in full upon the Maturity Date.

Voluntary Prepayment of the LIBOR Rate Loan.  When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein.  The Borrower acknowledges that additional obligations may be associated with prepayment, in accordance with the terms and conditions of any applicable Hedging Contracts.  The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid.  Each partial prepayment shall be accompanied by the payment of all charges outstanding on the LIBOR Rate Loan and of all accrued interest on the principal repaid to the date of payment.  Borrower acknowledges that prepayment or acceleration of the LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  Therefore, all full or partial prepayments of the LIBOR Rate Loan shall be accompanied by, and the Borrower hereby promises to pay, on each date the LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:

the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from the LIBOR Lending Rate plus the Applicable Margin then applicable to the LIBOR Rate Loan.

If the result of the calculation in subsection 0 is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee.  If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid. The resulting amount shall be divided by 360 and multiplied by  the number of days remaining in the Interest Period as to which the prepayment is being made.  Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan.  The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

Interest Provisions.

Interest on the outstanding principal amount of the Loan when classified as a: (i) LIBOR Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, (ii) LIBOR-Reference Banks Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, and (iii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date.  Interest shall continue to accrue after maturity, acceleration, and judgment at the rate required by Section 4.3 of the Credit Agreement until this Note is paid in full.

LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, and if the Loan is then presently a LIBOR Rate Loan, it shall automatically convert into a LIBOR-Reference Banks Loan at the end of the then current Interest Period or sooner, if required by such law or assertion.  For purposes of this agreement, in the event of such a conversion, all LIBOR-Reference Banks Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period.  For greater certainty, all provisions of this agreement relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

Substitute Rate.  If the Bank shall have determined that  (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market; (ii) by reason of circumstances affecting the Bank in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to the LIBOR Rate Loan, or (iii) the LIBOR Rate no longer adequately reflects the Bank’s cost of funding the Loan, then, upon notice from the Bank to the Borrower, the LIBOR Rate Loan shall automatically convert to a LIBOR-Reference Banks Loan.  During any such suspension, the Loan shall be classified as a LIBOR-Reference Banks Loan.

Indemnities.

In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

any conversion or repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 0 above or otherwise;

any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 0 above or otherwise;

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on the LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

Increased Costs.  If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall subject the Bank to any tax, duty or other charge with respect to the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the LIBOR Rate Loan or any other amounts due under this agreement in respect of the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;  and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Taxes.

All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will pay directly to the relevant authority the full amount required to be so withheld or deducted;

promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

Events of Default. This Note shall become immediately due and payable in full, without further presentment, protest, notice, or demand, upon the happening of any Event of Default.

Late Charge.  This Note is subject to the late charges provided for in Section 4.4 of the Credit Agreement.

Maximum Rate.  All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under Applicable Law (the “Maximum Interest Rate”).  As used herein, the term “Applicable Law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note and the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower and Bank.

Business Days.  If this Note or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

Entire Agreement/Modification of Terms.  This Note and the Loan Documents are intended by the parties as the final, complete, and exclusive statement of the transactions evidenced by this Note and the Loan Documents.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Note and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Note and the Loan Documents.  This Note and the Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.  The terms of this Note cannot be changed, nor may this Note be discharged in whole or in part, except by a writing executed by Bank.  In the event that Bank demands or accepts partial payments of this Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Note at any time in accordance with the terms hereof.  Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

Additional Security/Set Off.  The Borrower hereby grants to Bank a continuing lien, security interest, and right of set off as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Citizens Financial Group and its successors and assigns or in transit to any of them.  At any time without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the obligation.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

Assignment/Participation.

All the terms and provisions of this Note shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder hereof.

Bank may at any time pledge or assign all or any portion of its rights under this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Note and to any other Loan Documents, as Bank shall deem necessary to effect the foregoing.  In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other Loan Documents) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder.  In the event of any such grant by Bank of a participating interest to Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

Loss or Mutilation.  Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Enforcement/Waiver of Jury Trial.

BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS FIRST SET FORTH ABOVE IN THIS NOTE.  BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

BORROWER AND BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

Miscellaneous.

To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Note.  Borrower consents to extensions, postponements, indulgences, amendments to notes and agreements, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower’s obligations under this Note which shall be unconditional.

This Note and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note and the Loan Documents.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Note and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Note and the Loan Documents.  This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.

No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

This Note and the Loan Documents, and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the internal laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

PREMIER PACKAGING CORPORATION

By:

Name:
Title:

STATE OF NEW YORK	)
COUNTY OF MONROE	)	ss.:

On the 12th day of February , in the year 2010, before me, the undersigned, a Notary Public in and for said State, personally appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE A

[Principal Repayment Schedule]

Payment No.	Principal Payment Date	Principal Payment Amount
1	4/1/2010	$25,000.00
2	5/1/2010	$25,000.00
3	6/1/2010	$25,000.00
4	7/1/2010	$25,000.00
5	8/1/2010	$25,000.00
6	9/1/2010	$25,000.00
7	10/1/2010	$25,000.00
8	11/1/2010	$25,000.00
9	12/1/2010	$25,000.00
10	1/1/2010	$25,000.00
11	2/1/2011	$25,000.00
12	3/1/2011	$25,000.00
13	4/1/2011	$25,000.00
14	5/1/2011	$25,000.00
15	6/1/2011	$25,000.00
16	7/1/2011	$25,000.00
17	8/1/2011	$25,000.00
18	9/1/2011	$25,000.00
19	10/1/2011	$25,000.00
20	11/1/2011	$25,000.00
21	12/1/2011	$25,000.00
22	1/1/2011	$25,000.00
23	2/1/2012	$25,000.00
24	3/11/2012	$25,000.00
25	4/1/2012	$25,000.00
26	5/1/2012	$25,000.00
27	6/1/2012	$25,000.00
28	7/1/2012	$25,000.00
29	8/1/2012	$25,000.00
30	9/1/2012	$25,000.00
31	10/1/2012	$25,000.00
32	11/1/2012	$25,000.00
33	12/1/2012	$25,000.00
34	1/1/2012	$25,000.00
35	2/1/2013	$25,000.00
36	3/1/2013	$625,000.00

EXHIBIT C

(FORM OF BORROWING BASE CERTIFICATE)

BORROWING BASE CERTIFICATE

RBS Citizens, N.A.
Commercial Lending
126 East Avenue
Rochester, New York 14604
Attn.: Jeffrey R. Morse

Re:           Premier Packaging Corporation

This certificate is submitted by the undersigned (hereinafter the “Company”).

The Company hereby certifies to the RBS Citizens, N.A. (the “Bank”) that the following information is true, accurate and complete as of February 12, 2010 (the “Reporting Date”).  The Company further certifies that as of the Reporting Date, no default has occurred, exists or to the knowledge of the Company, will exist in the future, with the passage of time or otherwise, under the Credit Agreement, as amended, by and between the Company and the Bank.

I.	Company’s Eligible Accounts Receivable
(as defined in the Credit Agreement):                                                  $______________________

65% of Eligible Accounts Receivable =                                                           $_____________________

II.           Outstanding Letters of Credit:                                                                                            $_____________________

II.             Borrowing Base =                                                                                                                $______________________
    (I – II)

Premier Packaging Corporation

By:

Name:
Title: